EXHIBIT 10.13

                     Compensation Arrangement with David Yun

      Scholastic Inc. ("Scholastic"), a wholly-owned subsidiary of Scholastic Corporation, has an arrangement with David D. Yun, President of its Scholastic Book Fairs Division, covering the three fiscal years ending May 31, 2001, pursuant to which, in addition to Mr. Yun's annual base salary, currently at the rate of $400,000 per year, he will be entitled to (i) a bonus potential equal to 40% of his annual compensation in accordance with Scholastic's regular bonus program and (ii) additional bonus amounts of up to $300,000 in fiscals 1999 and 2000 and up to $600,000 in fiscal 2001 based on the achievement of specified profit goals for the Scholastic Book Fairs Division during each of such fiscal years, the aggregate amount of which will be payable at the end of the such three year period, provided that Mr. Yun continues to be employed by Scholastic and a specified cumulative annual growth rate in profit of the Scholastic Book Fairs Division is achieved. In addition, at the termination of his employment, Mr. Yun will be given a one-year consulting contract for compensation of $50,000.